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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 14, 2013

HELMER DIRECTIONAL DRILLING CORP.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-53675	20-5567127
(State of Other Jurisdiction	(Commission File	(IRS Employer
Of Incorporation)	Number)	Identification No.)

715 13th Street NE Wenatchee, Washington	98802
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (509) 670-6841

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-k filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On May 14, 2013, Douglas McFarland resigned as Chief Executive Officer and as a Director of Helmer Directional Drilling Corp. (the “Company”). Mr. McFarland will be remaining on as a consultant to assist the Company in the execution of its business plan.

Also on May 14, 2013 Paul Donaldson replaced Douglas McFarland as Chief Executive Officer. A summary of Mr. Donaldson’s background and experience is as follows:

Paul Donaldson, 68, Chief Executive Officer and Director. Dr. Donaldson is currently Professor Emeritus of Geophysics at Boise State University where, during a 30 year tenure, he served 9 years as Chairman of the Department of Geosciences and 3 years as Director of the research Center for Geophysical Investigation of the Shallow Subsurface. His primary teaching duties included courses in theoretical and applied geophysics and economic geology. Prior to his academic/research career he worked for the U.S Geological Survey and in the private sector for various mineral and energy resource companies including Amoco Production Company, Kennecott Exploration Inc. and Earth Resources Inc. Overlapping his academic career he has completed more than 50 proprietary commissioned geological and geophysical reports for private sector mineral and energy resource companies large and small. Dr. Donaldson holds a PhD in geophysics with a minor emphasis in economic geology from the Colorado School of Mines. His pre-doctoral studies were completed at Stanford University and the University of Utah. He is a member of the Society of Exploration Geophysicists and a Registered Professional Geologist/Geophysicist in the state of Idaho.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Helmer Directional Drilling Corp.

Date: May 16, 2013	By:	/s/ Paul Donaldson
Paul Donaldson Chief Executive Officer